Exhibit 99.1

Petrohawk Energy Corporation Prices $825 Million of Senior Notes

HOUSTON—August 4, 2010—Petrohawk Energy Corporation (NYSE:HK) announced that it has priced an offering of $825 million aggregate principal amount of its 7 1/4% senior notes due 2018 (“Notes”) at an offer price of 100%.

Petrohawk intends to use the net proceeds from the Senior Notes offering to purchase its outstanding approximately $769 million aggregate principal amount of 9 1/8% senior notes due 2013 pursuant to a tender offer and, to the extent there are net proceeds remaining, for general corporate purposes. Petrohawk expects the closing of the offering of Notes to occur on or about August 17, 2010.

The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes.

This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, Petrohawk’s use of the net proceeds from the offering and the size of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.

CONTACT:	Joan Dunlap
Vice President-Investor Relations
832-204-2737
jdunlap@petrohawk.com

SOURCE:	Petrohawk Energy Corporation

http://www.petrohawk.com